Avaya Inc.
2605 Meridian Parkway, Suite 200
Durham, NC 27713

July 28, 2022

BY EMAIL

Mr. Alan Masarek

Dear Alan:

It gives me great pleasure to offer you the position of President and Chief Executive Officer of Avaya Inc. (“Avaya”) and Avaya Holdings Corp. (“Holdings”). In addition to confirming my offer, this letter sets out the terms and conditions of your employment and outlines the current major features of Avaya’s compensation and benefit plans, programs and practices under which you will be covered.

Position; Location: Effective August 1, 2022, you will assume the role of President and Chief Executive Officer of Avaya and Holdings (provided that you will assume the duties of Principal Executive Officer of Holdings effective immediately following the filing of the next Holdings Quarterly Report on Form 10-Q). On your start date, you will be appointed as a member of the Board of Directors of Holdings (the “Board”), and you will be based at an Avaya office location mutually agreed upon between you and the Board, subject to business travel as necessary to fulfill your duties.

Cash Compensation:

Annual Base Salary: Your annual base salary will be $1,000,000, paid in accordance with Avaya’s ordinary payroll practices (your “Base Salary”).

Avaya Incentive Plan (AIP): Avaya offers an annual incentive plan (the “AIP”) that provides an opportunity for payment following the end of the fiscal year (Avaya’s fiscal year is October 1 through September 30). Each eligible employee’s AIP payment is based on several factors, including individual contribution and company performance. Your target opportunity is 150% of your Base Salary (the “Opportunity”). Your actual payout could be anywhere between 0%-200% of the Opportunity based on individual and company performance, as Avaya may further specify from time to time. Our incentive programs are reviewed annually and subject to change. Payment under the AIP is conditioned upon your continued employment through the date the payment is made, unless you are entitled to severance payments upon your termination of employment pursuant to either the CIC Severance Plan or the Separation Plan (each as defined below), in which case you will receive a payment under the AIP as if you had remain employed through the payment date.

Sign-On Bonus: As soon as practicable following your start date, Avaya will pay you a one-time cash sign-on bonus in the amount of $4,000,000 (the “Sign-On Bonus”). Promptly after your receipt of the Sign-On Bonus, and subject to any timing limitations under applicable law or Avaya or Holdings policy, you will use 100% of the after-tax Sign-On Bonus to purchase Shares (as defined below) in open market transactions on the New York Stock Exchange. In the event that your employment with Avaya is terminated by Avaya for Cause (as defined in the Separation Plan (as defined below)) or by you without Good Reason (as defined below), in each case, prior to the first anniversary of your start date, you will immediately repay 100% of the after-tax Sign-On Bonus to Avaya.

Equity Compensation:  Subject to approval by the Board or the Compensation Committee of Holdings, which with respect to the RSUs and PRSUs (each as defined below) has already been received, you will be awarded equity grants as follows:

1) New Hire Awards: Restricted Stock Units and Performance Restricted Stock Units

Time-Based Restricted Stock Units: Upon the latest to occur of (i) your start date, (ii) the Company’s filing of an effective registration statement on Form S-8 for the Inducement Plan (as defined below, which shall be filed promptly following the date hereof) and (iii) two full trading days following the release of the Company’s quarterly financial results for the fiscal quarter ended June 30, 2022 (as applicable, the “Grant Date”), you will be awarded 875,000 time-based restricted stock units (“RSUs”). Each RSU represents the contractual right to receive one share of common stock of Holdings (a “Share”) upon vesting, on the terms and conditions set forth in the inducement equity plan (the “Inducement Plan”) to be adopted by Holdings (which will be substantially similar to Holdings’ 2019 Omnibus Inducement Equity Plan) and your individual RSU Award Agreement (which shall not include any restrictive covenant agreement but shall be subject to your compliance with Attachment C hereto). Subject to your continued employment with Avaya through the applicable vesting date, the RSUs will vest and become non-forfeitable over a three-year period following the start date, with 33⅓% of the RSUs vesting on each of the first three anniversaries of the start date, such that 100% of the RSUs will be vested as of the third anniversary of the start date.

Performance-Based Restricted Stock Units:  On the Grant Date, you also will be awarded a grant of performance-based restricted stock units (“PRSUs”), targeted at 2,625,000 PRSUs (the “Target PRSUs”), and such grant of PRSUs will performance vest with respect to (i) 50% of the Target PRSUs upon achievement of Threshold Performance (as defined below), (ii) 100% of the Target PRSUs upon achievement of Target Performance (as defined below) and (iii) 150% of the Target PRSUs upon achievement of Maximum Performance (as defined below); provided, that, no more than 150% of the Target PRSUs shall be eligible to performance vest, such that the total percentage of performance vesting that occurred prior to the date on which a higher threshold is achieved will be deducted from the total percentage determined in accordance with the foregoing.  Each PRSU represents the contractual right to receive one Share upon vesting, on the terms and conditions of the Inducement Plan and your individual PRSU Award Agreement (which shall not include any restrictive covenant agreement but shall be subject to your compliance with Attachment C hereto).  The PRSUs will performance vest if, and only if, and to the extent that, the 90-day volume-weighted average price of a Share (“VWAP”) equals or exceeds any of the following target VWAPs on or before the fourth anniversary of the start date: (A) $5.00 (“Threshold Performance”), (B) $10.00 (“Target Performance”) and (C) $15.00 (“Maximum Performance”).  Any PRSUs that (1) are performance vested as of the second anniversary of the start date will time vest on such second anniversary date, and (2) performance vest following such second anniversary date will time vest on such performance vesting date, in each case, subject to your continued employment with Avaya through the applicable vesting date; provided, however, that on the fourth anniversary of the start date, any and all PRSUs that have not yet performance vested shall be forfeited. If earned (i.e., if fully time and performance vested), the PRSUs will settle promptly (and in any event within two and a half months) following the applicable vesting date.

In the event of a Change in Control (as defined in the Inducement Plan), any PRSUs that have not already performance vested will be eligible to performance vest based on the price per Share paid to the shareholders of Holdings in connection therewith (the “CIC Price”), with (i) 50% of the Target PRSUs performance vesting if the CIC Price equals $5.00, (ii) 100% of the Target PRSUs performance vesting if the CIC Price equals $10.00 and (iii) 150% of the Target PRSUs performance vesting if the CIC Price equals or exceeds $15.00, and with the percentage of the Target PRSUs that performance vests in the event that the CIC Price is in between the foregoing amounts determined using straight-line interpolation (and, for the avoidance of doubt, no more than 150% of the Target PRSUs shall be eligible to performance vest, such that the total percentage of performance vesting that occurred prior to the Change in Control will be deducted from the total percentage determined in accordance with the foregoing). If the Change in Control occurs prior to the second anniversary of the start date, the PRSUs that performance vest in accordance with the previous sentence shall time vest on the second anniversary of the start date, and if the Change in Control occurs on or after the second anniversary of the start date, such PRSUs shall vest on the date of the Change in Control.

2) Annual Equity Awards: You will become eligible to receive annual equity awards beginning in fiscal year 2024, which awards are expected to be granted in December 2023. Your annual equity awards will be determined in the sole discretion of the Board, and you will not be entitled to any specific grant in any given year.

Information regarding your equity awards will be visible, and the related documentation will be accessible, on the Fidelity website within a week of the Board or Compensation Committee approval. You will be required to review and accept the Inducement Plan and the individual agreements within 60 days from the grant date, or the grant will be cancelled per the terms of the Inducement Plan. You will receive an email from Fidelity with instructions for accepting your equity awards shortly after your awards are accessible. If there is any conflict between these award notifications and the award agreements or the Inducement Plan, the terms of the award agreements and the Inducement Plan shall govern.

3) Change in Control Double-Trigger Vesting: In the event that you become entitled to severance payments pursuant to the CIC Severance Plan upon your termination of employment, the time-vesting component of any equity awards held by you at the time of such termination will accelerate in full, subject to your satisfaction of the terms and conditions entitling you to severance payments under the CIC Severance Plan, and any performance-vesting component of any equity awards will be treated in accordance with the terms of the applicable award agreement.

Severance: You will be eligible to participate in Avaya’s Change in Control Severance Plan (the “CIC Severance Plan”) in accordance with the Notice of Participation attached hereto as Attachment A. You also will be eligible to participate in Avaya’s Involuntary Separation Plan for Senior Executives (the “Separation Plan”); provided, that, notwithstanding anything to the contrary in the Separation Plan, you will (a) receive a Post-Employment Payment in an amount equal to 200% of the sum of your (i) Base Salary and (ii) Target Award under (A) the Avaya Inc. Executive Annual Incentive Plan, (B) the AIP or (C) any successor plan (as applicable), in each case, at the rate in effect as of the date of termination, (b) be entitled to payment of the applicable COBRA premiums in excess of the active employee rate for up to 18 months and (c) be considered “At Risk” under the FMP Guidelines if you resign for Good Reason (as defined below). The foregoing capitalized terms not defined in this letter shall have the meaning set forth in the Separation Plan.

“Good Reason” means, in each case, without your consent, the occurrence of any one or more of the following: (a) Avaya changes your status, positions, titles, offices or responsibilities such that it results in a material and adverse change in your status, positions, titles, offices or responsibilities as in effect immediately prior to such change; (b) Avaya fails to pay, or materially reduces the amount of, your then current Base Salary (unless reductions comparable in amount and duration are concurrently made for all other employees of Avaya at the Executive Vice President level and above) or your bonus compensation (subject to the applicable performance requirements with respect to the actual amount earned); (c) Avaya requires you to be permanently based at a location in excess of 50 miles from the location of your principal job location immediately preceding the date of such change of location; or (d) any other action or inaction by Avaya that constitutes a material breach by Avaya of the terms and conditions of this letter. You will not be deemed to have terminated for Good Reason unless (i) you give Avaya written notice of the event or events that are the basis for such claim within 60 days after you first become aware of the initial occurrence, event or events that would otherwise constitute Good Reason, describing such claim in reasonably sufficient detail to allow Avaya to address the event or events; (ii) Avaya fails to cure the alleged condition during a period of not less than 30 days after the delivery of such written notice to Avaya; and (iii) you terminate your employment within 120 days after you first become aware of the initial occurrence, event or events that are the basis for such claim.

Employee Benefit Plans: Attachment B is a summary of benefits available to you under Avaya’s executive and general employee benefit plans. For most plans, you will be covered immediately, effective as of your start date.

Executive Programs and Benefits: You will be eligible for the programs and benefits provided to the employees of Avaya at the Executive Vice President level and above, including an annual Financial Counseling Allowance in the amount of $20,000 to be paid each year at the end of December.

Outside Boards: You will be permitted to serve on one board of a for-profit public or private company and on one or more boards of non-profit organizations, so long as such activities do not, (i) individually or in the aggregate, interfere or conflict with your duties hereunder or (ii) create a potential business or fiduciary conflict. Any other board service may be permitted in the sole discretion of the Board.

Contingency of Offer: This offer is contingent upon your execution of the Employee Agreement regarding Intellectual Property and Proprietary Information, attached hereto as Attachment C.

Benefit and Incentive Plan, Program and Practice Terms: The benefit and incentive plans, programs and practices briefly outlined in this letter reflect their current provisions. Payments and benefits under these plans, programs and practices, as well as other payments referred to in this letter, are subject to IRS rules and regulations with respect to withholding, reporting and taxation, and will not be grossed-up unless specifically stated. Avaya reserves the right to discontinue or modify any compensation, incentive, benefit, perquisite plan, program or practice at its sole discretion and without prior notice; provided, however, that irrespective of any amendment or termination of the CIC Severance Plan or the Separation Plan (or your removal from participation therein), in any case, that occurs following the date hereof, in no event shall your severance rights be less favorable than those provided under the applicable plan as of the date hereof (as modified by this letter). Moreover, the very brief summaries contained herein are subject to the written terms of such plans, programs and practices, which supersede any other written or oral representations concerning such plans, programs and practices, other than this letter.

For purposes of the executive and employee benefits plans, the definition of includable compensation is set forth in the respective plans and may be amended or modified at any time and without prior notice. No other compensation and payments reflected in this offer are included in the calculation of any employee or executive benefits. You may consult with the respective summary plan descriptions, which are available on request, for specific plan information.

There may be other benefits at Avaya that include certain non-solicitation obligations, e.g. equity grants, that are not meant to conflict with this letter. In case of any conflict between the provisions of this letter and the provisions of any other applicable benefit plan, program or agreement in which you participate, the provisions of this letter shall govern.

Legal Fees: Upon presentation of appropriate documentation, Avaya will pay or reimburse you for your reasonable legal fees actually incurred in connection with the negotiation and drafting of this letter, up to a maximum of $45,000 in the aggregate, no later than 15 days after your start date, provided that you are still employed at the time of such payment.

Employment At-Will: This letter is neither an express nor implied contract for continued employment or employment for a specific length of time. Your employment with Avaya will be “at-will.” This means that you have the right to terminate your employment at any time and for any or no reason. Likewise, Avaya may terminate your employment at any time and for any or no reason.

Prior Representation: By acceptance of this offer, you further agree that this offer supersedes and completely replaces any prior oral or written communications or representations concerning or relating to your employment with Avaya.

If you agree to the foregoing terms and conditions of employment, and affirm that there are no agreements or other impediments that would prevent you from providing exclusive service to Avaya or that would result in your breach or violation of any of your obligations to any prior employer or otherwise, please sign this letter today, July 28, 2022, in the space provided below.

Please scan and email the signed letter, as well as the signed Change in Control Severance Plan Notice of Participation (Attachment A) and Employee Agreement regarding Non-Disclosure, IP Assignment, Non-Competition and Non-Solicitation (Attachment C), to Shefali Shah, Executive Vice President and Chief Administrative Officer at sashah@avaya.com.

Alan, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to Avaya. As a company, we have never been better positioned to take full advantage of the opportunities for growth and success in the marketplace. I look forward to having you join us. If you have any questions, please do not hesitate to reach out to me.

Sincerely,

/s/ Shefali Shah
___________________________
Shefali Shah
Executive Vice President and Chief Administrative Officer

/s/ Alan B. Masarek                        7-28-2022
____________________________ __________________
Acknowledged and Agreed to: Date
Alan Masarek

July 28, 2022

NOTICE OF PARTICIPATION AVAYA INC.
CHANGE IN CONTROL SEVERANCE PLAN

Dear Alan:

The Committee has designated you as a Participant in the Avaya Inc. Change in Control Severance Plan (as it may be amended and/or restated from time to time, the “Plan”), a copy of which is attached hereto. Capitalized terms used but not defined in this Notice of Participation (this “Notice”) will have the respective meanings ascribed to them in the Plan.

As a Participant in the Plan, you will be entitled to certain severance payments and benefits in connection with a Qualifying Termination as set forth in the Plan. For purposes of your benefits under the Plan, your Applicable Multiple will be two and your Applicable COBRA Months will be 24. As a condition to receiving payments or benefits under the Plan, you agree to be bound by the terms of the Employee Agreement regarding Non-Disclosure, IP Assignment, Non-Competition and Non-Solicitation, attached to your offer letter, dated July 28, 2022 (your “Offer Letter”), as Attachment C (the “Restrictive Covenants Agreement”), and you must sign a general release of claims in the form required by and attached to the Plan. The terms and conditions of your participation in the Plan are as set forth in the Plan, as modified or supplemented by your Offer Letter.

Please return a signed copy of this Notice within 15 days to the person designated in your Offer Letter.

By signing this Notice, you acknowledge that (i) your participation in the Plan is subject to the terms and conditions of the Plan (including, without limitation, the provision of Section 8 regarding the Committee’s ability to remove you as a Participant as contemplated therein), except as provided in your Offer Letter, (ii) you will be subject to the terms of the Restrictive Covenants Agreement and (iii) there will be no duplication of payments or benefits provided under the Plan and any other severance or other arrangement or agreement with the Company or any of its subsidiaries.

Your failure to timely return a signed copy of this Notice will result in your removal from participation in the Plan.

Signature: /s/ Alan B. Masarek        Date: 7-28-22